Exhibit 10.1


                              EMPLOYMENT AGREEMENT


                  This Agreement is entered into as of June 5, 1998 (the "Effective Date"), between EFTC Corporation, a Colorado corporation (the "Company"), and Jack Calderon (the "Executive"), to be effective on the Effective Date. Except as specifically set forth herein, as of the Effective Date, this Agreement supersedes and replaces the agreement entered into effective August 5, 1996 between the Company and the Executive (the "Prior Employment Agreement").

                  The parties agree as follows:

     1. Employment. The Company agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Company on the terms set forth in this Agreement.

     2. Capacity and Duties. The Executive shall be employed by the Company as its Chief Executive Officer or in such other executive capacity as the Board of Directors of the Company (the "Board") shall determine. During his employment, the Executive shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the Board. The Executive shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, the Executive shall not engage in any other business activity or activities that require significant personal services by the Executive or that, in the judgment of the Board, may conflict with the proper performance of the Executive's duties hereunder.

     3. Compensation.

     (a) Salary. For all services rendered by the Executive, the Company shall pay the Executive during the term of this Agreement an initial salary at the rate of $250,000 per annum, through December 31, 1998, payable in arrears in the same manner as the Company generally pays its employees' salaries. Effective January 1, 1999, the Executive's annual salary shall be increased to $300,000 for the period from January 1, 1999 through December 31, 1999. Effective January 1, 2000, the Executive's annual salary shall be increased to $350,000 for each of the two years during the period from January 1, 2000 through December 31, 2001. The amount of the salary payable during the term of this Agreement may be increased at the discretion of the Board, although the Executive shall not have any right to an increase.

     (b) Bonus. The Executive may also receive a bonus of up to 100% of the Executive's annual rate of salary applicable for each calendar year as described in Section 3(a) based upon performance targets and objectives established by the Board with respect to each

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such calendar year.  Sixty percent (60%) of the annual bonus  potential for each calendar year shall be based upon the attainment of financial performance objectives established by the Board, of which 30% shall be based upon earnings per share objectives, 15% shall be based upon net sales objectives, and 15% shall be based upon margin objectives. The remaining 40% annual bonus potential shall be based upon performance criteria to be established by the Board with respect to each calendar year. If this Agreement is terminated (other than under Section 5(c) or 5(d)), the Executive shall receive, within 90 days after the end of the calendar year in which such termination occurs, a pro rata portion of such bonus, if any, that accrues with respect to such calendar year based on the period during such year that the Executive was employed by the Company prior to termination.

     (c) Benefits. The Company also shall provide the Executive, during the term of this Agreement, with the benefits of such life and medical insurance plans, profit sharing and 401(k) plans and other employee fringe benefit plans as shall be provided generally to employees of the Company and for which the Executive may be eligible under the terms of such plans. Nothing in this Agreement shall require the Company to adopt or maintain any such employee benefit plans.

     (d) Stock Options. The Company shall grant to the Executive non- qualified stock options (the "Options") to purchase 350,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), with a per share exercise price (the "Exercise Price") of $16.00. The Options shall be issued under the Company's Equity Incentive Plan and shall be granted on the Effective Date. The Options shall vest in 10% increments, with each 10% of the foregoing 350,000 share Options vesting when the price of the Common Stock averages a closing sale price of an additional 20% or more in excess of the Exercise Price for 20 out of the last 30 trading days. For example, if the last closing sale price of the Common Stock averages 20% or more above the Exercise Price for 20 out of 30 consecutive trading days, 10% of the Options (or 35,000 shares) shall vest and an additional 35,000 shares shall vest at such time as the closing sale price of the Common Stock averages 40% or more above the Exercise Price for 20 out of 30 consecutive trading days.

Notwithstanding the vesting schedule set forth above, all Options granted pursuant to this Agreement shall fully vest, if the Executive remains employed with the Company, at the end of seven years of continuous employment from the Effective Date. In addition, notwithstanding any provision to the contrary contained in the Company's Equity Incentive Plan, in the event of a Change in Control, as defined in Section 5(d), the vesting schedule set forth above shall be applied based upon 130% of the per share value of the consideration paid for the Common Stock in the transaction that constitutes the Change in Control, if any, as if 130% of such per share value were the average closing sale price for 20 out of the last 30 trading days for purposes of such vesting schedule. Once a portion of the Options has become vested, that portion shall become exercisable one year following the date on which such portion became vested, provided, however, that any portion of the Options that becomes vested as a result of a Change in Control as provided in the immediately preceding sentence shall be immediately exercisable upon the date of the Change in Control. Only vested Options that become exercisable in accordance with


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the  provisions  of this  Agreement  may be exercised by the  Executive.  If the employment of the Executive is terminated by the Company for reasons other than set forth in Section 5(c), or upon the termination of the Executive's employment with the Company at the end of the employment term specified in Section 4, all vested Options shall become exercisable on the date of termination and the Executive may exercise the vested Options within three months following the date of termination but not thereafter. Only Options that had become vested and exercisable on or before the date of termination may be exercised within the three month period. In the event of the death of the Executive, those persons entitled under his will or by the laws of descent may exercise all vested Options within one year from the date of death but not thereafter. The Options granted hereby shall be evidenced by such stock option certificates or agreements that incorporate provisions of the Company's Equity Incentive Plan not inconsistent with the foregoing as the Company determines to be appropriate. To the extent that the foregoing grants under the Company's Equity Incentive Plan require shareholder approval, the Company shall use its best efforts to obtain such approval at the Company's next annual meeting of shareholders. The Board intends and expects that the Options to be granted in accordance with the provisions of this Section 3(d) will cover the entire employment period ending December 31, 2001. Any stock options granted to the Executive by the Company pursuant to the provisions of the prior Employment Agreement, or otherwise prior to the Effective Date, shall be governed by the terms of the Prior Employment Agreement or such other grant, and the foregoing provisions of this Section 3(d) shall only apply to the Options.

     (e) Sick Leave, Vacation. During the term of this Agreement, except as otherwise provided in Section 5(b), the Executive shall be entitled to sick leave consistent with the Company's customary sick leave policy and to four weeks vacation per year, which shall be taken at times mutually satisfactory to the Company and the Executive.

     (f) Company Car. The Company shall provide to the Executive for his use during the term of this Agreement a leased car consistent with the car currently provided to the Executive, and the Executive shall be provided the opportunity to purchase such car at the end of the lease term at the lease purchase price. If the Executive elects to purchase such a leased car with his own funds, the Company shall provide a comparable leased car to the Executive for his use during the term of this Agreement, provided that the Company shall not provide more than one leased car to the Executive at any time. The Company shall pay all registration and licensing fees and maintenance and insurance costs for the car.

     (g) Location of Employment. Executive shall reside near the Company's headquarters, which is currently located in Denver, Colorado, while employed with the Company.

     (h) Expenses. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in the performance of his duties under this Agreement upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.


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          4. Term.  Unless sooner  terminated in accordance with Section 5, this
Agreement shall have a term beginning on the Effective Date and ending on December 31, 2001. This Agreement shall continue thereafter from three-month period to three-month period until either party gives notice to the other at least 30 days prior to the end of the original or then current renewal term of his or its intention that this Agreement shall terminate at the end of such term. Sections 6, 7, 8 and 9 shall remain in full force and effect for the periods specified in such sections notwithstanding the termination of this Agreement.

     5. Termination.

     (a) Death. If the Executive dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise have been payable to him for the month in which his death occurs, together with any amounts representing accrued but unpaid bonus, accrued vacation, deferred compensation and similar amounts, and this Agreement shall terminate on the last day of such month.

     (b) Disability. If during the term of this Agreement the Executive is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement on 30 days' prior notice to the Executive or his duly appointed legal representative. For purposes of this Section 5(b), a period of illness or incapacity shall be deemed "continuous" notwithstanding the Executive's performance of his duties during such period for continuous periods of less than 15 days in duration. If the Company terminates this Agreement pursuant to this Section 5(b) because of the Executive's disability, the Company shall pay the Executive the compensation that would otherwise have been payable to him for the month in which such termination occurs, together with any amounts representing accrued but unpaid bonus, accrued vacation, deferred compensation and similar amounts.

     (c) Cause. The Company may terminate this Agreement at any time, with notice simultaneous with the termination, for cause, with the prior approval of the Board. For purposes of this Agreement, cause shall be defined as one or more of the following:

     (i) willful misconduct that is materially injurious to the Company as determined by a majority of the Board (excluding the Executive if the Executive is then a director);

     (ii) conduct that would constitute a felony or other crime of moral turpitude where committed;

     (iii) failure to perform material required duties and obligations to the Company under this Agreement, which failure materially, adversely affects the Company and continues for at least 30 days after notice in writing thereof is given by the Board (excluding the Executive); and


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     (iv) a material  breach by the Executive  during the term of this Agreement of Section 6, 7 or 8 below.

     (d) At the Company's Election. The Company may terminate this Agreement at any time with the prior approval of the Board, without cause, by giving 30 days' written notice of termination to the Executive. On the effective date of any termination pursuant to this Section 5(d), the Company shall pay the Executive a severance payment equal to the amount that the Executive would have received had this Agreement remained in effect for the Severance Period (as defined below) and shall allow the Executive to participate during the Severance Period, at the Company's expense, in such employee welfare plans as are generally made available during such period to the Company's employees. The Company shall be deemed to have terminated the Executive's employment pursuant to this Section 5(d) if the Executive terminates such employment after a material reduction of his responsibilities, other benefits or the facilities or assistance at his disposal (other than a reduction that is part of an overall change for the Company's employees, is not disproportionately detrimental to the Executive and occurs before any Change in Control (as defined below)) or a change of more than 15 miles in location of the principal offices of the Company or of the Executive's primary office.

     (i) In order to receive a severance payment under this Section 5(d), the Executive must (A) resign from the Board, if he is then a member of it, and (B) sign a release, in form and substance reasonably satisfactory to the Company, fully releasing the Company (and its officers, directors, shareholders, employees and agents) from any claim or cause of action that the Executive may have against the Company or such other persons relating in any way to this Agreement, the Executive's employment by the Company or any other aspect of the Executive's relationship with the Company, through the date of such release. The release shall be signed at such times as are reasonably requested by the Company in order for the release to be fully effective under state and federal age discrimination laws and other laws that may impose similar requirements, and shall prohibit the Executive from making any communications or taking other acts that may injure the business, goodwill or reputation of the Company or its officers, directors, shareholders, employees or agents. The Company may defer making severance payments until such time as any legally required revocation periods set forth in the release have expired.

     (ii) For purposes of this Section 5(d), the Severance Period shall be one year.

                  A "Change of Control" shall be deemed to have occurred if (i) a person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of shares of the Company or the Company's successor having 30% or more of the total number of votes that may be cast for the election of directors of the Company without the prior approval of at least a majority of the members of the Company's board of directors unaffiliated with such person (unless such person beneficially owned shares with at least 15% of such votes on the date of this

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Agreement),  or (ii)  individuals who constitute the directors of the Company at the beginning of a 24-month period cease to constitute at least 2/3 of all directors at any time during such period, unless the election of any new or replacement directors was approved by a vote of at least a majority of the members of the Company's board of directors in office immediately prior to such period and of the new and replacement directors so approved. Notwithstanding the foregoing, no Change in Control will be deemed to have occurred if the Executive or any group of which the Executive is a member is the person whose acquisition constituted the Change in Control.

     (e) End of Agreement Term. If this Agreement terminates at the end of the employment term specified in Section 4 and the Executive does not remain as an employee of the Company, then the Company shall pay the Executive severance compensation consisting of one year's base salary at the then base salary rate.

     (f) General Provisions Regarding Severance. Any payment pursuant to Section 5(d) or (e) shall be paid, at the Company's election, either in equal monthly installments over a 12-month period or in one lump sum. Any such payment shall be "grossed up," if necessary, so that the Executive is left after the payment of any excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986 (or any successor statute) in connection with any benefits received upon termination with the amount he would have had if such excise tax had not been imposed on the Executive.

     6. Confidential Information.

     (a) Confidentiality. The Executive acknowledges that the trade secrets, know-how and proprietary processes of the Company and its confidential business plans, strategies, concepts, prospects and financial data (collectively, "Confidential Information") are valuable, unique assets of the Company. The Executive shall not, during or after the term of this Agreement, disclose any of the Confidential Information (unless already generally known to and available for use by the public other than as a result of a violation by the Executive of this Section 6 or as required by law) to any person or entity for any purpose, nor shall the Executive use or permit the use of any Confidential Information except, in either case, as is required for the Executive to perform his duties as an employee of the Company.

     (b) Surrender or Destruction. The Executive will, upon termination of his employment with the Company, deliver to the Company all records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, computer tapes and materials that have come into his possession by reason of his employment with the Company, whether or not prepared by him, and he shall not retain memoranda or copies of any of those items.

     7. Covenants Not to Compete or Interfere.

     (a) Scope. In view of the unique and valuable services that the Executive has been retained to render to the Company and the Executive's current and future

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knowledge of the  customers,  trade  secrets and other  proprietary  information relating to the business of the Company and its customers and suppliers, the Executive agrees that during the period he is an employee of the Company and for one year after any termination of this Agreement by the Company for cause or any voluntary termination by the Executive of his employment by the Company, he will not Participate In (as defined below) the businesses of electronic contract manufacturing or electronic repair services within the United States of America.

     (b) Definition. For purposes of this Section 7, "Participate In"means "directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in." Notwithstanding the foregoing, the Executive shall not be deemed to Participate In a business merely because he owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange or is reported on Nasdaq. If any restriction contained in this Section 7 is deemed to be invalid, illegal or unenforceable by reason of its duration, geographical scope or otherwise, then such provision shall be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

     (c) Noninterference. During the period specified in Section 7(a) of this Agreement, the Executive shall not (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any employee, customer or supplier, (iii) directly or indirectly hire any employee of the Company to work for any organization of which the Executive is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest, or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement or his employment.

     8. Intellectual Property.

     (a) The Executive agrees to assign to the Company, or to any person or entity designated by the Company, the entire right, title and interest of the Executive in and to all inventions, ideas, discoveries and improvements (collectively, "Inventions"), whether patented or unpatented, and material subject to copyright, made or conceived by the Executive, solely or jointly, that arise out of or are related to research conducted by, for or under the direction of the Company, or that relate to methods, apparatuses, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company at the time of such Invention. The Executive further acknowledges that all copyrightable materials developed or produced by the Executive within the scope of his employment by the Company constitute works made for hire.


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     (b) The Executive shall  communicate  promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements described in Section 8 above.

     9. Injunctive Relief. Upon an actual or threatened breach by the Executive of Section 6 or Section 7 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing in this Agreement shall limit the Company's ability to obtain any other remedies, including damages for such actual or threatened breach.

     10. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

     11. Severability. The invalidity or unenforceability in any application of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

     12. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by facsimile at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

                                    (i)     If to the Company:

                                            EFTC Corporation
                                            9351 Grant Street, 6th Floor
                                            Denver, Colorado  80229
                                            Attn:
                                            Facsimile No. (303) 451-8210

                  with a copy to:           Holme Roberts & Owen LLP
                                            1700 Lincoln, Suite 4100
                                            Denver, Colorado 80203
                                            Attn:  Francis R. Wheeler, Esq.
                                            Facsimile No. (303) 866-0200

                                    (ii) If to the Executive:





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or to such other  address or facsimile  number as either party may  designate by notice pursuant to this Section 12.

     13. Governing Law. This Agreement shall be governed by Colorado law.

     14. Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any acquiror of substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

     15. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.

     16. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be charged with the amendment or waiver.

    Executed as of the date set forth on page 1.

                                     EFTC  CORPORATION

                                     By /s/ August P. Bruehlman
                                            August P. Bruehlman


                                     /s/ Jack Calderson
                                         Jack Calderon


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